EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated October 26, 2005, accompanying the consolidated financial statements and schedule of Ciprico Inc. and subsidiary which is incorporated by reference or included in their Annual Report on Form 10-K for the year ended September 30, 2005.  We hereby consent to the incorporation by reference of said report in the Registration Statement of Ciprico Inc. and subsidiary on Forms S-8 (File No. 33-64999, File No. 33-65001, File No. 333-02931, File No. 333-02933, File No. 333-42841, File No. 333-42843, File No. 333-42845 and File No. 333-61018).

/s/ GRANT THORNTON LLP

Minneapolis, Minnesota
December 6, 2005